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                                                                    EXHIBIT 10.6


                                February 14, 2001




Mr. Raymond A. Jean
1815 North Pond Lane
Lake Forest, Illinois 60045


Dear Raymond:

We are pleased to offer you the position of President and Chief Executive Officer with Quanex Corporation, effective February 22, 2001, after approval of the Quanex Board of Directors at its next meeting on that date. Your election as a Director will also be accomplished at that time. When Mr. Vernon E. Oechsle retires as Chairman of the Board of Directors of Quanex Corporation the Board of Directors will elect you as Chairman of the Board of Directors at that time.

Your total compensation will include the following:

     1. BASE SALARY. Your base salary will be $20,833.33 paid semi-monthly (annualized at $500,000).

     2. EXECUTIVE INCENTIVE COMPENSATION PLAN (EICP). The EICP target for your position is 70%. You will receive a guaranteed EICP award of $350,000 for the fiscal year ending October 31, 2001, to be paid in December 2001 after approval of the Board of Directors. Should the Fiscal Year 2001 EICP award exceed the target, you will receive the greater of the guaranteed or computed amount.

     3. RESTRICTED STOCK GRANT. You will receive 40,000 shares of Quanex Corporation Restricted Stock. This stock will be awarded to you in the amount of 20,000 shares on your first and second employment anniversary date. This stock award will become vested (and transferable) in the amount of 20,000 shares on the first anniversary of your employment, and 20,000 shares on the second anniversary of your employment. However, in the event of a change-in-control, you will have a fully vested investment in your restricted stock award of 40,000 shares.

     4. STOCK OPTION GRANT. You will receive a Non-Incentive Stock Option to purchase 100,000 shares of Quanex common stock for a per-share exercise price equal to the closing price on the date of your employment. The option vests in thirds on the first, second and third employment anniversary dates. However, the option will become fully exercisable in the event of a change-in-control. You will also be a granted Non-Incentive Stock Option in October 2001 based upon recommendation of the Compensation and Management Development Committee and approval of the Board of Directors



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     5.   COMPANY FURNISHED AUTOMOBILE. You may select from all U.S.
          manufactured (domestic brands), 4-door, luxury or sport utility vehicles, with a maximum company investment cost of $50,000. Insurance will be paid by the Company. You will be reimbursed for gasoline and maintenance costs. (ENCLOSURE #1)

     6. VACATION. You will be entitled to four weeks of paid vacation each calendar year.

     7. QUANEX EMPLOYEE SAVINGS PLAN. You will be eligible to participate in the Quanex Corporation 401(k) Plan beginning the first of the Plan quarter following three months of employment. You may contribute up to 20 percent of eligible compensation. Quanex will match $0.50 for each dollar you contribute up to a maximum of 5 percent of your eligible compensation. There is a five year vesting schedule on the Company match. Also, you may elect to save on a before-tax or after-tax basis, or a combination of the two. (ENCLOSURE #2)

     8. QUANEX BeneFlex PLAN. You will be eligible to participate in the Quanex Corporation BeneFlex Plan beginning with the first day of employment. It is a full, flexible cafeteria plan. The company provides certain benefits that are completely employer-paid (i.e., short-term disability, long-term disability, base life insurance, and AD&D benefits). All other welfare benefits are purchased with flex dollars. The amount of flex dollars you receive from the Company is determined by the category you choose for medical benefits. (ENCLOSURE #3)

          -- For example, if you select the UniCare Indemnity Plan with family coverage, you will receive a monthly amount of flex dollars equal to $812. You may allocate these on one of three levels of medical coverage, each offering different levels of deductibles and co-pays. (ENCLOSURE #4) The remaining flex dollars may be allocated for dental, vision, dependent life insurance, and other options outlined in the attached plan description. If you select coverage which is greater than the company-provided flex dollars, the additional amount will be deducted from your pay. BeneFlex also includes a Health Care Spending Account, which enables you to set aside pre-tax dollars to reimburse deductibles and other related expenses.

     9. OFFICER LIFE INSURANCE. You will participate in the Quanex Corporation Officer Life Insurance Plan. Based on your age and compensation, the plan will provide you and your designated beneficiary(ies) with a benefit of $2,250,000. (ENCLOSURE #5)

     10. FINANCIAL AND TAX COUNSEL. You will be eligible to receive financial, tax, and legal consulting services at Company expense up to a maximum of $10,000 per year, which will be grossed-up for tax purposes.



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     11.  PENSION BENEFITS. You will be eligible for pension benefits from two programs: the Quanex Corporation Salaried Employees' Pension Plan (qualified plan), and the Quanex Corporation Supplemental Benefit Plan
          (SERP).

          a. The QUALIFIED PLAN is a final average pay pension plan which will provide you with a monthly benefit for your life, with an option to elect continuation of benefits to your spouse after your death. The benefit formula under this plan is based upon a multiple of your years of service with Quanex Corporation and your compensation (not in excess of qualified plan limits - currently $170,000) Vesting occurs following the fifth anniversary of your employment. This plan is described in detail in the enclosed Summary Plan Description. (ENCLOSURE #6)

          b. The SERP is a nonqualified plan designed to provide substantial additional pension benefits to Corporate Officers. In addition, it implicitly restores benefits on pay in excess of the qualified plan limits (currently $170,000). The SERP provides a benefit payable as a lump sum at retirement, which is the actuarial equivalent of a monthly benefit payable to you for your life, commencing at age 65 and will be based on the following formula:
               [ 2.75% times your highest 3 year average compensation (base + EICP bonus)] times [years of service]. This amount is reduced by benefits payable from the Qualified Plan and Social Security. Benefits vest after 5 years of service and are payable in full at age 65, or on a reduced basis as early as age 55. However, in the event of a change-in-control you will have a fully vested interest in the benefit under the SERP, and your SERP benefit will not be actuarially reduced because of your age or the early payment. (ENCLOSURE #7)

     12. QUANEX RELOCATION PROGRAM. You will be relocated from your home in Chicago, Illinois to Houston, Texas in accordance with the terms of the Quanex Corporation Relocation Policy. This will include participation in the home purchase program, when and if that option is necessary to facilitate your relocation. The Relocation Policy and Handbook is enclosed (ENCLOSURE #8). The Company will do all that is necessary to assist you and your family in this process.

          a. Paul Giddens, Vice President-Human Resources will assist you and your family in this process. (Direct Telephone: 713.877.5349)

          b. Ms. Sandy Hatcher, Director-Corporate Human Resources Services will coordinate your relocation process and provide necessary liaison with relocation and transportation services. (Direct
               Telephone: 713.877.5310) (Confidential Fax: 713.629.0113)

          c. As part of the relocation benefit, you will receive a "special incidentals allowance" of $40,000.



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     13.  CHANGE IN CONTROL. As an Officer of Quanex Corporation you will be eligible for protection under the provisions of the Corporate Change in Control Agreement. A summary and blank copy of this Agreement is attached. (ENCLOSURE # 9)

          a. The Change-in-Control Agreement provides for a "double trigger." FIRST a change-in-control of Quanex Corporation must occur. Generally a change-in-control would occur if an unrelated person purchased 20 percent or more of Quanex Corporation's outstanding stock. SECOND, your employment must be terminated by the acquiring organization for other than cause, or you must resign for "good reason" as defined in the Change-in-Control Agreement.

          b. Examples of "good reason" defined in the Change-in-Control Agreement include: (1) When the common stock of Quanex Corporation or the entity into which Quanex Corporation is merged is no longer being actively traded on the New York Stock Exchange; and (2) The "relocation of the executive's principal office outside the portion of the metropolitan area of the City of Houston, Texas that is located within the Highway known as 'Beltway 8.'"

     14. EXECUTIVE SEVERANCE PROVISION. The purpose of this provision is to establish a severance provision for you that recognizes (a) the relatively more difficult employment transition that occurs upon the termination of employment of higher paid individuals; and (b) that you, to a greater extent than other salaried employees, serve at the pleasure of the Board of Directors. Therefore, in the event that your employment is terminated by the Board of Directors for a reason other than an EVENT OF TERMINATION FOR CAUSE as defined in your Change in Control Agreement, you shall be entitled to the following benefits upon execution of a Release of Claims Agreement in such form as is satisfactory to the Company:

          a. BASE SALARY FOR TWO YEARS. Annualized base salary as in effect immediately before the date of termination of employment, paid semi-monthly for a period of 24 months starting on the date of termination of employment.

          b. PARTIAL EICP BONUS PAYMENT. The EICP bonus you earned in the fiscal year in which your termination of employment occurs will be determined on a prorated basis by the Board of Directors. However, if your termination of employment occurs during the fiscal year ending October 31, 2001, you shall receive the EICP bonus outlined in paragraph 2 of this letter agreement.

          c. STOCK AWARD VESTING. Your restricted stock award and stock option grant (described in paragraphs 3 and 4 respectively) will continue to vest as though you were employed through the twenty-four month period following the termination of your employment. On the second anniversary of your date of termination, for purposes of the stock option plan, you will be deemed to have "retired." (i.e., subject to the terms of the option, the option will continue to vest and be exercisable for up to three years, commencing on the date of "retirement.")



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          d.   CONTINUATION OF WELFARE BENEFITS. The Company, at its expense, will pay COBRA premiums for the Company's group health plan coverage (i.e., medical, life, disability and any other company welfare plans in which you participate) for 18 months following the termination of your employment.

          However, no benefits are payable to you under this "severance provision" if you are entitled to receive change-in-control benefits under your Change-in-Control Agreement.

     15. ADDITIONAL PERQUISITES. Employee benefits are described in the attached booklets. Also, as an Officer of the Corporation you will receive other perquisites which we can discuss at your convenience.

     16. MEDICAL EXAMINATION AND DRUG SCREEN. Our offer is contingent upon you completing a physical examination and passing a drug screen to be taken at Company expense.

Your employment may be terminated by either you or Quanex Corporation at any time upon thirty days advance, written notice. This agreement is governed by the laws of the State of Texas.

We believe that you will provide the leadership needed to meet the long-term goals established for the Corporation. The executive management team enjoys a positive and effective working relationship. The members of the Board of Directors and the executive management team look forward to welcoming you to this team.

I look forward to your positive response on or before February 20, 2001.

                                 Very truly yours,


                                 /s/ Michael J. Sebastian
                                 Chairman,
                                 Compensation & Management Development Committee Of the Quanex Corporation Board of Directors

MJS/pjg
Enclosures

ACCEPTANCE OF OFFER


 /s/ RAYMOND A. JEAN                                        2/19/01
--------------------------                           --------------------
     Raymond A. Jean                                          Date



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